Century Communities Reports Record First Quarter 2020 Results

-  Total Revenues Increased to a Record $602.6 Million for First Quarter -

- Net New Home Contracts Increased 29% to a Company Record 2,388 Homes -

- Home Deliveries Grew to a Record 1,864 Homes or 12% for First Quarter -

Greenwood Village, Colorado (April 29, 2020) – Century Communities, Inc. (NYSE: CCS), a leading national homebuilder, today announced financial results for its first quarter ended March 31, 2020.

First Quarter 2020 Highlights Compared to First Quarter 2019

•	Adjusted net income increased 45% to a record $26.7 million or $0.80 per diluted share and net income increased 53% to a record $26.1 million or $0.78 per diluted share
•	Home sales revenues increased to a record $572.7 million or 9%
•	Home deliveries grew to a record 1,864 homes or 12%
•	Net new home contracts increased 29% to a Company record 2,388 homes
•	Homes in backlog improved 9% to 2,594 homes
•	Adjusted EBITDA increased 28% to $51.8 million
•	Quarter end total liquidity of $592 million, including cash of $473 million

Dale Francescon, Co-Chief Executive Officer, stated, “We began the year with positive momentum in a robust demand environment as reflected in our strong first quarter results reported today. However, as the gravity and far-reaching implications of the COVID-19 pandemic escalated, we saw traffic and sales activity begin to decelerate during the second half of March. We have taken swift action to address this unprecedented situation while safeguarding the health and safety of our team members, customers and trade partners. This is our top priority during this global crisis. Additionally, our entire management team has been and continues to be intently focused on strengthening and fortifying our business from an operational and financial position through this evolving landscape. While it is obvious that the COVID-19 impacts have dramatically affected our national economy, we are fortunate that homebuilding is considered an “essential business” by most governmental entities and we remain committed to safely servicing our customers during this time.”

Rob Francescon, Co-Chief Executive Officer, said, “Our team has taken extraordinary steps and displayed impressive ingenuity to enable Century to build, sell and close homes on a daily basis across our national footprint. Although the full impact of the virus remains uncertain, homebuyer demand has thus far held up better than expected in the second quarter. April net sales are trending to be down less than 10% compared to 2019 with both gross and net sales increasing each sequential week. Although we saw an increase in cancellations in March, they have since declined each week and our April cancellation rate is now consistent with our year to date average. We are very pleased with our ability to successfully adapt to this changing environment by quickly and effectively leveraging our vast array of virtual tools to provide buyers with a seamless digital homebuying, lending and closing experience. Although times of crisis certainly test the strength and capabilities of not only individuals but entire organizations, we could not be more impressed with our team’s efforts and have the utmost confidence in our ability to move through this challenging period and grow our business over the long-term.”

First Quarter 2020 Results

Adjusted net income for the first quarter increased 45% to $26.7 million, or $0.80 per diluted share, as compared to $18.4 million, or $0.60 per diluted share, for the prior year quarter. Net income for the first quarter 2020 increased 53% to $26.1 million, or $0.78 per diluted share as compared to $17.1 million or $0.56 per diluted share for the prior year quarter.

Home sales revenues for the first quarter 2020 increased 9% to $572.7 million, compared to $523.3 million for the prior year quarter. The growth in home sales revenues was primarily due to a 12% increase in deliveries to 1,864 homes compared to 1,663 homes for the prior year quarter. Average sales price of home deliveries for the first quarter 2020 decreased to $307,200, compared to $314,700 in the prior year quarter, consistent with the Company’s strategy of offering more affordably priced homes across its brands.

Adjusted homebuilding gross margin percentage, excluding interest and impairments, increased to 20.2% in the first quarter 2020, as compared to 19.8% in the prior year quarter. Homebuilding gross margin percentage in the first quarter 2020 increased to 17.7%, as compared to 17.1% in the prior year quarter. SG&A as a percent of home sales revenues was 12.9%, compared to 13.2% in the prior year quarter.

Net new home contracts in the first quarter 2020 increased 29% to 2,388 homes, compared to 1,858 homes in the prior year quarter. At the end of the first quarter 2020, the Company had 2,594 homes in backlog, representing $861.1 million of backlog dollar value.

Strengthened Balance Sheet and Liquidity

The Company ended the quarter with a strong financial position including $1.1 billion of stockholders’ equity, $473 million of cash and $592 million of total liquidity.

As of March 31, 2020, net homebuilding debt to net capital increased slightly to 46.6%, compared to 45.2% at the end of the 2019 but down sharply from 53.6% in the prior year quarter.

Withdrawing Full Year 2020 Outlook

David Messenger, Chief Financial Officer of the Company, commented, “We are well prepared operationally and financially to face the unprecedented macro-economic impacts from the evolving COVID-19 crisis. While the extent and duration of the pandemic remains uncertain, we will continue to manage our operations and balance sheet with a safety-first emphasis. Given the lack of visibility on the overall economic impact of COVID-19, and the related effects on homebuyer demand, we are withdrawing our previously communicated full year financial outlook for 2020.”

Conference Call

The Company will host a webcast and conference call on Wednesday, April 29, 2020 at 5:00 p.m. Eastern time, 3:00 p.m. Mountain time, to review the Company’s first quarter 2020 results, discuss recent events and conduct a question-and-answer period. To participate in the call, please dial 877-451-6152 (domestic) or 201-389-0879 (international). The live webcast will be available at www.centurycommunities.com in the Investors section. A replay of the conference call will be available through May 29, 2020, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13702360. A replay of the webcast will be available on the Company’s website.

About Century Communities

Century Communities, Inc. (NYSE: CCS) is a top 10 national homebuilder. Offering new homes under the Century Communities and Century Complete brands, Century is engaged in all aspects of homebuilding — including the acquisition, entitlement and development of land, along with the construction, innovative marketing and sale of quality homes designed to appeal to a wide range of homebuyers. The Colorado-based company operates in 17 states across the U.S., and offers title, insurance and lending services in select markets through its Parkway Title,

IHL Insurance Agency, and Inspire Home Loan subsidiaries. To learn more about Century Communities, please visit www.centurycommunities.com.

Non-GAAP Financial Measures

In addition to the Company’s operating results presented in accordance with generally accepted accounting principles (GAAP), this press release includes the following non-GAAP financial measures: Adjusted Net Income, Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS), Adjusted Homebuilding Gross Margin, Adjusted EBITDA, and Ratio of Homebuilding Net Debt to Net Capital. These non-GAAP financial measures should not be used as a substitute for the Company’s operating results presented in accordance with GAAP, and an analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. Please refer to the reconciliation of each of the above referenced non-GAAP financial measures following the historical financial information presented in this press release.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “continue,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements in this release include the Company’s operating and financial guidance for 2020. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management’s reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company’s control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. The following important factors could cause actual results to differ materially from those expressed in the forward-looking statement: adverse changes in general economic conditions, ability to identify and acquire desirable land, availability of financing, the effect of interest rate and tax changes, reliance on contractors, and the other factors included in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law.

Century Communities, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Revenues
Home sales revenues	$572,710	$523,302
Land sales and other revenues	20,104	1,355
Total homebuilding revenues	592,814	524,657
Financial services revenue	9,795	8,400
Total revenues	602,609	533,057
Homebuilding Cost of Revenues
Cost of home sales revenues	(470,526)	(433,757)
Cost of land sales and other revenues	(14,167)	(614)
Total homebuilding cost of revenues	(484,693)	(434,371)
Financial services costs	(9,586)	(6,829)
Selling, general, and administrative	(73,619)	(68,936)
Inventory impairment	(781)	—
Other income (expense)	158	76
Income before income tax expense	34,088	22,997
Income tax expense	(7,962)	(5,880)
Net income	$26,126	$17,117

Earnings per share:
Basic	$0.79	$0.57
Diluted	$0.78	$0.56
Weighted average common shares outstanding:
Basic	33,207,928	30,203,243
Diluted	33,476,444	30,444,276

Century Communities, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

 (in thousands, except share amounts)

	March 31,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$450,973	$55,436
Cash held in escrow	22,497	35,308
Accounts receivable	23,087	27,438
Inventories	2,074,509	1,995,549
Mortgage loans held for sale	141,846	185,246
Prepaid expenses and other assets	121,017	124,008
Property and equipment, net	35,004	35,998
Deferred tax assets, net	11,110	10,589
Goodwill	30,395	30,395
Total assets	$2,910,438	$2,499,967
Liabilities and stockholders' equity
Liabilities:
Accounts payable	$40,170	$84,794
Accrued expenses and other liabilities	230,875	213,975
Notes payable	899,166	896,704
Revolving line of credit	521,900	68,700
Mortgage repurchase facilities	133,794	174,095
Total liabilities	1,825,905	1,438,268
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 33,319,125 and 33,067,375 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	333	331
Additional paid-in capital	681,060	684,354
Retained earnings	403,140	377,014
Total stockholders' equity	1,084,533	1,061,699
Total liabilities and stockholders' equity	$2,910,438	$2,499,967

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Net New Home Contracts

	Three Months Ended
	March 31,
	2020	2019	% Change
West	336	203	65.5%
Mountain	614	454	35.2%
Texas	333	229	45.4%
Southeast	516	345	49.6%
Century Complete	589	627	(6.1)%
Total	2,388	1,858	28.5%

Home Deliveries

(dollars in thousands)

	Three Months Ended March 31,
	2020		2019		% Change
	Homes	Average Sales Price	Homes	Average Sales Price	Homes	Average Sales Price
West	233	$543.2	200	$560.3	16.5%	(3.1)%
Mountain	396	$395.3	367	$432.2	7.9%	(8.5)%
Texas	244	$246.5	166	$303.7	47.0%	(18.8)%
Southeast	368	$357.1	335	$336.2	9.9%	6.2%
Century Complete	623	$157.4	595	$150.5	4.7%	4.6%
Total / Weighted Average	1,864	$307.2	1,663	$314.7	12.1%	(2.4)%

Century Communities, Inc.

Homebuilding Operational Data

(Unaudited)

Selling Communities

Selling communities at period end	As of March 31,		Increase/(Decrease)
	2020	2019	Amount	% Change

West	21	21	—	—%
Mountain	38	43	(5)	(11.6)%
Texas	26	20	6	30.0%
Southeast	41	41	—	—%
Century Complete	N/A	N/A	N/A	N/A
Total	126	125	1	0.8%

N/A – Not applicable

Backlog

(dollars in thousands)

	As of March 31,
	2020			2019			% Change
	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price	Homes	Dollar Value	Average Sales Price
West	305	$158,853	$520.8	221	$113,639	$514.2	38.0%	39.8%	1.3%
Mountain	591	251,199	$425.0	488	215,296	$440.9	21.1%	16.7%	(3.6)%
Texas	364	98,767	$271.3	244	82,934	$339.9	49.2%	19.1%	(20.2)%
Southeast	661	239,012	$361.6	480	160,833	$335.1	37.7%	48.6%	7.9%
Century Complete	673	113,285	$168.3	943	145,743	$154.6	(28.6)%	(22.3)%	8.9%
Total / Weighted Average	2,594	$861,116	$332.0	2,376	$718,443	$302.3	9.2%	19.9%	9.8%

Lot Inventory

	As of March 31,
	2020			2019			% Change

	Owned	Controlled	Total	Owned	Controlled	Total	Owned	Controlled	Total

West	3,243	1,340	4,583	3,377	1,575	4,952	(4.0)%	(14.9)%	(7.5)%
Mountain	6,983	4,552	11,535	5,314	5,904	11,218	31.4%	(22.9)%	2.8%
Texas	3,066	2,075	5,141	3,819	1,439	5,258	(19.7)%	44.2%	(2.2)%
Southeast	4,200	3,062	7,262	4,853	2,231	7,084	(13.5)%	37.2%	2.5%
Century Complete	3,360	3,950	7,310	3,237	6,183	9,420	3.8%	(36.1)%	(22.4)%
Total	20,852	14,979	35,831	20,600	17,332	37,932	1.2%	(13.6)%	(5.5)%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted Net Income and Adjusted Diluted Earnings per Common Share (Adjusted Diluted EPS) is a non-GAAP financial measure that we believe is useful to management, investors and other users of the Company’s financial information in evaluating its operating results and understanding its operating trends without the effect of certain non-recurring items. The Company believes excluding certain non-recurring items provides more comparable assessment of its financial results from period to period. Adjusted Diluted EPS is calculated by excluding the effect of loss on debt extinguishment, inventory impairment, acquisition costs and purchase price accounting for acquired work in process from the calculation of reported EPS.

Adjusted Net Income and Adjusted Diluted Earnings Per Common Share

(in thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Numerator
Net income	$26,126	$17,117
Denominator
Weighted average common shares outstanding - basic	33,207,928	30,203,243
Dilutive effect of restricted stock units	268,516	241,033
Weighted average common shares outstanding - diluted	33,476,444	30,444,276
Earnings per share:
Basic	$0.79	$0.57
Diluted	$0.78	$0.56

Adjusted earnings per share
Numerator
Income before income tax expense	$34,088	$22,997
Inventory impairment and other	781	-
Purchase price accounting for acquired work in process inventory	-	1,724
Adjusted income before income tax expense	34,869	24,721
Adjusted income tax expense(1)	(8,144)	(6,321)
Adjusted net income	26,725	18,400

Denominator - Diluted	33,476,444	30,444,276

Adjusted diluted earnings per share	$0.80	$0.60

(1)	The tax rate used in calculating adjusted net income for the three months ended March 31, 2020 and March 31, 2019 was our GAAP tax rate of 23.4% and 25.6%, respectively.

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted homebuilding gross margin excluding impairment, interest and purchase price accounting for acquired work in process inventory is not a measurement of financial performance under United States generally accepted accounting principles; however, the Company’s management believes that this information is meaningful as it isolates the impact that inventory impairment, indebtedness and acquisitions have on homebuilding gross margin and permits the Company’s stockholders to make better comparisons with the Company’s competitors, who adjust gross margins in a similar fashion.  This non-GAAP financial measure should not be used as a substitute for the Company’s operating results.  An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted Homebuilding Gross Margin

(in thousands)

	Three Months Ended March 31,
	2020	%	2019	%

Home sales revenues	$572,710	100.0%	$523,302	100.0%
Cost of home sales revenues	(470,526)	(82.2)%	(433,757)	(82.9)%
Inventory impairment	(781)	(0.1)%	—	—%
Gross margin from home sales	101,403	17.7%	89,545	17.1%
Add: Inventory impairment	781	0.1%	—	—%
Add: Interest in cost of home sales revenues	13,685	2.4%	12,587	2.4%
Adjusted homebuilding gross margin excluding interest and inventory impairment	115,869	20.2%	102,132	19.5%
Add: Purchase price accounting for acquired work in process inventory	—	—%	1,724	0.3%
Adjusted homebuilding gross margin excluding interest, inventory impairment and purchase price accounting for acquired work in process inventory	$115,869	20.2%	$103,856	19.8%

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure we use as a supplemental measure in evaluating operating performance. The Company defines adjusted EBITDA as consolidated net income before (i) income tax expense, (ii) interest in cost of home sales revenues, (iii) other interest expense, (iv) loss on debt extinguishment, (v) inventory impairment and other, (vi) depreciation and amortization expense, and (vii) adjustments resulting from the application of purchase accounting for acquired work in process inventory related to business combinations. The Company believes adjusted EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, and items considered to be non-recurring. Accordingly, the Company’s management believes that this measurement is useful for comparing general operating performance from period to period. Adjusted EBITDA should be considered in addition to, and not as a substitute for, consolidated net income in accordance with GAAP as a measure of performance. The Company’s presentation of adjusted EBITDA should not be construed as an indication that its future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is limited as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

(in thousands)

	Three Months Ended March 31,
	2020	2019	% Change
Net income	$26,126	$17,117	52.6%
Income tax expense	7,962	5,880	35.4%
Interest in cost of home sales revenues	13,685	12,587	8.7%
Interest expense (income)	(163)	15	(1,186.7)%
Depreciation and amortization expense	3,415	3,074	11.1%
EBITDA	51,025	38,673	31.9%
Inventory impairment	781	—	NM
Purchase price accounting for acquired work in process inventory	—	1,724	NM
Adjusted EBITDA	$51,806	$40,397	28.2%

NM – Not Meaningful

Century Communities, Inc.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

Ratio of Net Homebuilding Debt to Net Capital

The following table presents the Company’s ratio of net homebuilding debt to net capital, which is a non-GAAP financial measure.  The Company calculates this by dividing net homebuilding debt (senior notes payable and revolving line of credit less cash held in escrow and cash and cash equivalents) by net capital (net homebuilding debt plus total stockholders’ equity). The most directly comparable GAAP measure is the ratio of debt to capital. The Company believes the ratio of net homebuilding debt to net capital is a relevant and useful financial measure to investors in understanding the leverage employed in its operations and as an indicator of the Company’s ability to obtain external financing.

(in thousands)

	March 31,	December 31,
	2020	2019
Total homebuilding debt	$1,421,066	$965,404
Total stockholders' equity	1,084,533	1,061,699
Total capital	$2,505,599	$2,027,103
Homebuilding debt to capital	56.7%	47.6%

Total homebuilding debt	$1,421,066	$965,404
Cash and cash equivalents	(450,973)	(55,436)
Cash held in escrow	(22,497)	(35,308)
Net homebuilding debt	$947,596	$874,660
Total stockholders' equity	1,084,533	1,061,699
Net capital	$2,032,129	$1,936,359

Net homebuilding debt to net capital	46.6%	45.2%

Contact Information:

Hunter Wells, Vice President of Investor Relations

719-426-3520

Hunter.Wells@CenturyCommunities.com

Category:
Earnings